Exhibit 99.1

International Rectifier Announces Management Changes

EL SEGUNDO, California, August 30, 2007 — International Rectifier Corporation (NYSE:IRF) today announced that Alex Lidow, Chief Executive Officer and Director, has gone on leave of absence with pay pending the resolution of the previously announced investigation conducted by the Audit Committee of the Board of the Company.  The Board has determined that this action was in the best interests of the Company and no conclusion has been reached by the Audit Committee that Dr. Lidow has engaged in any wrongful conduct.  Dr. Lidow remains a member of the Board of Directors of the Company.

Donald R. Dancer, the Company’s Executive Vice President, General Counsel and Secretary, has been designated by the Board as acting Chief Executive Officer during this period.

The Board has formed a special committee comprised of the independent directors to advise and support Mr. Dancer in his new responsibilities.

The Company intends to file on August 31, 2007 a Notification of Late Filing on Form 12b-25 with respect to the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2007.

About International Rectifier Corporation

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Company contacts:

Investors

Portia Switzer

310.726.8254

Chris Toth
310.252.7731

Media

Graham Robertson

310.726.8512